RENTECH, INC.

For Immediate Release
August 9, 2007

Rentech Announces Record Revenues for Third Quarter 2007

Los Angeles, California - Rentech, Inc. (AMEX:RTK) announced today record results for its third fiscal quarter ended June 30, 2007.

Rentech reported revenue of $50.4 million for the third quarter of fiscal 2007, compared to $17.3 million for the comparative quarter in fiscal 2006. Rentech reported a net loss applicable to common shareholders of $6.9 million or ($0.04) per share for the quarter ended June 30, 2007, compared to a net loss applicable to common shareholders of $12.0 million or ($0.09) per share for the quarter ended June 30, 2006. The increase in revenue during the quarter was due to improved pricing and higher demand for our fertilizer products. The higher demand was driven by increased corn acreage that was planted to supply new biofuel plants.

The inclusion of the operating results from Rentech’s nitrogen products manufacturing plant in East Dubuque, Illinois, Rentech Energy Midwest Corporation (“REMC”), which the Company acquired in April 2006, resulted in an increase in revenue and cost of sales when compared to the corresponding period in fiscal 2006 due to the timing of the acquisition. The results from continuing operations exclude those of Petroleum Mud Logging, LLC (“PML”), which was classified as a discontinued operation, as Rentech sold PML on November 15, 2006.

Selling, general and administrative (“SG&A”) expenses were $8.2 million for the third quarter of fiscal 2007, compared to $6.7 million for the third quarter of fiscal 2006. A full quarter of expenses of $0.6 million for the nitrogen products manufacturing segment was included in the current period’s results as compared to only $0.3 million during the third quarter of fiscal 2006 due to the timing of the REMC acquisition. Research and development (“R&D”) expenses were $7.8 million for the third quarter of fiscal 2007, compared to $4.3 million for the comparative quarter in fiscal 2006. Much of the R&D increase was directly attributable to expenses incurred for procurement of equipment for and construction of the Company’s Product Development Unit (the “PDU”), a fully integrated Fischer-Tropsch alternative fuels facility in Commerce City, Colorado. Also included in the increase for the current period were expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization, and product upgrading.

For the nine months ended June 30, 2007, Rentech reported revenue of $102.7 million compared to $17.4 million for the comparative period in fiscal 2006. Rentech recorded a net loss applicable to common stockholders of $32.8 million or ($0.22) per share, compared to a net loss applicable to common stockholders of $30.3 million or ($0.25) per share for the comparative period in fiscal 2006. Fiscal 2007 nine month results included non-cash, stock-based compensation expense in accordance with SFAS 123(R) of $3.6 million, compared to $7.1 million for the comparative period in fiscal 2006.

SG&A expenses were $21.8 million for the nine months ended June 30, 2007, compared to $20.8 million for the comparable period in fiscal 2006. Fiscal 2007 nine month results also included $1.7 million in expense for the nitrogen products manufacturing segment as compared to only $0.3 million for the comparable period in fiscal 2006, due to the timing of the REMC acquisition. In addition, R&D expenses for the nine months ended June 30, 2007 were $27.2 million as compared to $8.8 million for the comparable period in fiscal 2006, primarily due to expenses related to the PDU.

As of June 30, 2007, Rentech had cash and cash equivalents and marketable securities of $63.6 million as well as availability on the Company’s $30 million revolving line of credit at REMC under which the Company had no borrowings at the end of the quarter.

Commenting on the fiscal 2007 third quarter financial results, D. Hunt Ramsbottom, President and CEO of Rentech stated, “We are extremely pleased with the strong performance of REMC during the quarter. The results underscore the significance of our fertilizer production facility, which supplies domestically produced products that help our nation’s fertilizer, farming and biofuels industries.”

Mr. Ramsbottom continued, “According to the EIA, worldwide demand for fuel is expected to increase by over 40% from 2004 to 2030 while supply decreases. Rentech intends to help address this problem by domestically producing large quantities of FT fuels through the use of its technology in an environmentally sound way. ”

The Company will hold a conference call today, August 9, at 1:00 PM ET, during which time Rentech's senior management will review the Company's financial results for this period and will provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment by dialing: US and Canada 1-800-565-5442, or international callers 1-913-312-1298, and the pass code 1843974. The call will also be audio webcast and available at http://phx.corporate-ir.net/phoenix.zhtml?c=66629&p=irol-presentations. A replay of the teleconference will be available from 7:00 p.m. ET on August 9 through midnight ET August 16 by dialing 1-888-203-1112 or 1-719-457-0820, pass code 1843974. Interested parties may also access the webcast replay at http://phx.corporate-ir.net/phoenix.zhtml?c=66629&p=irol-presentations.

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Total Revenues	$50,399	$17,327	$102,733	$17,393

Cost of Sales	41,168	18,131	88,936	18,131

Gross Profit (Loss)	9,231	(804)	13,797	(738)

Operating Expenses
Selling, general and administrative expense	8,198	6,671	21,779	20,799
Depreciation and amortization	199	137	547	380
Research and development	7,775	4,337	27,191	8,776
Total Operating Expenses	16,172	11,145	49,517	29,955

Operating Loss	$(6,941)	$(11,949)	$(35,720)	$(30,693)

Other Income (Expenses)
Loss on investments	—	—	—	(305)
Interest income	718	741	2,041	1,321
Interest expense	(581)	(1,080)	(1,959)	(1,486)
(Loss) gain on disposal of fixed assets	(209)	—	(209)	100
Other income	24	22	42	22
Total Other Expenses	(48)	(317)	(85)	(348)

Net Loss from Continuing Operations	$(6,989)	$(12,266)	$(35,805)	$(31,041)

Net income from discontinued operations	—	234	225	844
Gain on sale of discontinued operations	91	—	2,812	—
	91	234	3,037	844

Net Loss	$(6,898)	$(12,032)	$(32,768)	$(30,197)
Dividends on preferred stock	—	—	—	(74)

Net Loss Applicable to Common Stockholders	$(6,898)	$(12,032)	$(32,768)	$(30,271)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.044)	$(0.091)	$(0.243)	$(0.254)
Discontinued operations	—	0.002	0.020	.007
Basic and Diluted loss per Common Share	$(0.044)	$(0.089)	$(0.223)	$(0.247)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	157,470	135,028	147,259	122,357

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) was incorporated in 1981 to develop technologies that transform under-utilized energy resources into valuable and clean alternative fuels. The Company has developed an advanced derivative of the well-established Fischer-Tropsch, or FT, process for manufacturing ultra-clean diesel fuel and other fuel products.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s plans to convert its nitrogen fertilizer plant, construct a product development unit and develop additional projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed conversion and construction of the fuels plants, whether Rentech’s proposed product development unit will operate successfully and other risks, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of August 9, 2007, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799